Exhibit 99.1

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Consolidated Financial Statements

Years Ended December 31, 2012 and 2011

with Report of Independent Auditors

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Consolidated Financial Statements

Years Ended December 31, 2012 and 2011

Contents:

Av. Ejército Nacional 843-B
Antara Polanco
11520 México, D.F.
Tel:	55 5283 1300
Fax:	55 5283 1392
www.ey.com/mx

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

Trans Union de México, S.A.,

Sociedad de Información Crediticia

We have audited the accompanying consolidated financial statements of Trans Union de México, S.A., Sociedad de Información Crediticia, and Subsidiary (the Company), which comprise the statement of financial position at December 31, 2012 and 2011, and the statements of comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, as well as a summary of the significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Integrante de Ernst & Young Global Limited

We believe that the audit evidence we have obtained is sufficient and appropriate to prove a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans Union de México, S.A. Sociedad de Información Crediticia, and Subsidiary at December 31, 2012 and 2011, and its financial performance and cash flows for the years then ended, in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board.

Mancera, S.C.
A Member Practice of
Ernst & Young Global

Jorge Senties
Mexico City
March 26, 2013

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Consolidated Statements of Financial Position

(Amounts in thousands of Mexican pesos)

(Notes 1 and 2)

	At December 31				At January 1
	2012		2011		2011
Assets
Current assets:
Cash and cash equivalents (Note 3)	Ps.	441,430	Ps.	339,489	Ps.	304,351

Accounts receivables:
Trade		34,967		41,792		32,321
Related parties (Note 4)		52,634		59,303		43,466

		87,601		101,095		75,787

Prepaid expenses		3,121		4,555		3,693
Recoverable taxes and others		626		3,748		62

		532,778		448,887		383,893

Non-current assets:
Property, furniture and equipment, net (Note 5)		109,347		107,155		83,175
Deferred income tax (Note 9)		37,200		24,897		20,828
Other assets		590		689		748
Employee retirement benefits		—		524		2,546

		147,137		133,265		107,297

Total assets	Ps.	679,915	Ps.	582,152	Ps.	491,190

Liabilities and shareholders’ equity
Short-term liabilities:
Accrued liabilities and other taxes payable (Note 6)	Ps.	57,409	Ps.	43,091	Ps.	31,605
Income tax payable (Note 9)		28,884		—		7,637
Related parties (Note 4)		42,632		23,684		4,763
Expense provisions (Note 7)		87,647		80,601		87,627
Dividends payable		2,277		2,208		1,366

Total current liabilities		218,849		149,584		132,998
Long term liabilities:
Employee retirement benefits		1,041		—		—

Total liabilities		219,890		149,584		132,998

Shareholders’ equity (Note 8):
Capital stock		16,000		16,000		16,000
Legal reserve		3,497		3,497		3,497
Retained earnings		440,229		412,859		338,520

Total controlling interest		459,726		432,356		358,017
Non-controlling interest		299		212		175

Total shareholders’ equity		460,025		432,568		358,192

Total liabilities and shareholders’ equity	Ps.	679,915	Ps.	582,152	Ps.	491,190

The accompanying notes are an integral part of these financial statements.

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(Amounts in thousands of Mexican pesos)

(Notes 1 and 2)

	For the years ended
	December 31
	2012		2011
Operating income:
Sale of credit information	Ps.	416,424	Ps.	433,297
Additional services		458,684		363,484
Other income		51,042		27,333

		926,150		824,114
Operating and administrative expenses		453,948		387,311

Operating income		472,202		436,803

Financial income		18,605		16,192
Exchange gain (loss), net		2,463		(469)

		21,068		15,723

Income before income tax		493,270		452,526
Income tax (Note 9)		148,076		136,029

Comprehensive income	Ps.	345,194	Ps.	316,497

Net income attributable to:
Controlling interest	Ps.	345,107	Ps.	316,460
Non-controlling interest		87		37

Comprehensive income	Ps.	345,194	Ps.	316,497

The accompanying notes are an integral part of these financial statements.

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2012 and 2011

(Amounts in thousands of Mexican pesos)

(Notes 1, 2 and 8)

	Attributable to the equity holders of the parent
	Capital stock		Legal reserve		Retained earnings		Total equity attributable to equity holders of the parent		Non- controlling interest		Total shareholders’ equity
Balance at January 1, 2011	Ps.	16,000	Ps.	3,497	Ps.	338,520	Ps.	358,017	Ps.	175	Ps.	358,192
Dividends paid						(242,121)		(242,121)				(242,121)
Net income for the year						316,460		316,460		37		316,497

Balance at December 31, 2011		16,000		3,497		412,859		432,356		212		432,568
Dividends paid						(317,737)		(317,737)				(317,737)
Net income for the year						345,107		345,107		87		345,194

Balance at December 31, 2012	Ps.	16,000	Ps.	3,497	Ps.	440,229	Ps.	459,726	Ps.	299	Ps.	460,025

The accompanying notes are an integral part of these financial statements.

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Amounts in thousands of Mexican pesos)

(Notes 1 and 2)

	For the years ended December 31
	2012		2011
Operating activities
Income before income tax	Ps.	493,270	Ps.	452,526
Items not affecting cash flows:
Depreciation and amortization (Note 5b)		24,256		15,894
Employee retirement benefits		1,191		2,815
Changes in operating assets and liabilities:
Trade receivables		6,825		(9,471)
Related parties, net		25,617		3,084
Prepaid expenses		1,434		(862)
Other assets		314		426
Accrued liabilities and other taxes payable		14,318		11,486
Income tax paid		(128,472)		(151,421)
Expense provisions		7,046		(7,026)
Employee retirement benefits		374		(793)

Net cash flow provided by operating activities		446,173		316,658

Investing activities
Investments in furniture and equipment and amortizable expenses (Note 5b)		(26,564)		(40,241)

Net cash flow used in investing activities		(26,564)		(40,241)

Financing activities
Dividends paid in the year		(317,668)		(241,279)

Net cash flow used in financing activities		(317,668)		(241,279)

Net increase in cash and cash equivalents		101,941		35,138
Cash and cash equivalents at beginning of year		339,489		304,351

Cash and cash equivalents at end of year	Ps.	441,430	Ps.	339,489

The accompanying notes are an integral part of these financial statements.

TRANS UNION DE MÉXICO, S.A.,

SOCIEDAD DE INFORMACIÓN CREDITICIA

AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(Amounts in thousands of Mexican pesos)

1. Description of the Business

Trans Union de México, S.A., Sociedad de Información Crediticia and Subsidiary (the Company) was incorporated on October 4, 1995 and is primarily engaged in providing credit information services. Specifically, the Company compiles, stores, processes, analyzes and sells information related to the credit histories of individuals and it provides other credit information services related to its database. The Company operates its business in terms of the Law Regulating Credit Bureaus.

Trans Union LLC (a U.S. company) is the Company’s largest shareholder (25.69% equity interest), and the remaining shareholders are Mexican credit institutions, none of whom hold more than an 18% equity interest in the Company.

At December 31, 2012 and 2011, the Company holds a majority equity interest in Servicios y Asesoría SCOBC, S.A. de C.V. (the Subsidiary), who provides the Company with professional services and was incorporated on October 22, 2007.

On March 26, 2013, the accompanying consolidated financial statements and these notes were authorized by the Company’s Finance and Administrative Director, Sergio Peña Zazueta.

2. Basis of Preparation of the Financial Statements and Summary of Significant Accounting Policies

a) Basis of preparation

The accompanying financial statements have been prepared in conformity with International Financing Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB), effective at December 31, 2012. These are the first financial statements that the Company has prepared under IFRS (Note 11), since the Company previously prepared its financial information Mexican Financial Reporting Standards.

The accompanying financial statements were prepared on an historical-cost basis.

b) Consolidation and investment in subsidiary

The accompanying consolidated financial statements include the financial information of the Company and the Subsidiary.

The Subsidiary’s financial statements have been prepared for the same accounting period and following the same accounting policies as those of the Company. The intercompany balances, equity investments and transactions were eliminated in the consolidation process.

Non-controlling interest represents the equity interest in the operating results and net assets of the Subsidiary that does not pertain to the Company. Non-controlling interest is presented as a separate component of consolidated shareholders’ equity.

c) Recognition of revenues

Service revenues is recognized at the Company renders time the credit information services provided that such revenues can be reliably measured, it is likely that the Company will receive economic benefits from the transaction, the stage of completion of the transaction can be reliably measured and it is highly probable that it will completed, regardless of when the related fees are actually collected.

Sale of credit information

These are sales of reports on credit extended by users.

Additional services

Additional services refer to products related to the origination, monitoring, collections and administration of credit.

Sales discounts

The Company grants discounts to its customers based on the number of reports they order.

Sales tax

The Company recognizes its revenues net of value added tax. Value added tax is recognized in the statement of financial position under the caption Accrued liabilities and other taxes payable (Note 6).

d) Operating and administrative expenses

Operating and administrative expenses are those costs related to maintaining, developing and managing the databases used to generate the Company’s credit information. These expenses consist primarily of salaries and wages, annual bonuses, social security expenses, professional fees, royalties, software, licenses, equipment depreciation and general administrative expenses.

e) Use of estimates

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions in certain areas. Actual results could differ from these estimates. The significant estimates made by management to prepare the financial statements mostly refer to the evaluation of the collectability of its trade receivables, based on the policies and considerations described below.

f) Cash and cash equivalents

Cash and cash equivalents principally consist of bank deposits and highly liquid investments with maturities of less than 90 days. Such investments are stated at cost plus accrued interest.

g) Allowance for doubtful accounts

The Company’s policy is to evaluate the age of its accounts receivable and their collectability, creating an allowance for doubtful accounts for each customer as needed. At December 31, 2012 and 2011, the Company has not recorded any allowance since all of its accounts receivable are payable within thirty days and management has not identified any potential risks that would reduce the certainty of their recovery.

h) Long-lived assets

- Property, furniture and equipment

Property, furniture and equipment is initially recorded at acquisition cost and depreciation is computed using the straight-line method based on the estimated useful lives of the related assets and at the following annual depreciation rates:

Building	1.35%
Adaptations and property and leasehold improvements	10% and 20%
Computer equipment	30%
Automotive equipment	25%
Furniture and equipment	10%
Communication equipment	10%

- Impairment

The carrying value of the Company’s long-term fixed assets is reviewed whenever there are indicators of impairment in the value of such assets. When the recoverable amount of an asset, which is the greater between its selling price and its value in use (the present value of future cash flows that the Company expects the asset to generate) is less than its net carrying value, the difference is recognized as an impairment loss. For the years ended December 31, 2012 and 2011, there were no indicators of impairment in the Company’s fixed assets.

i) Accrued liabilities, provisions, contingent assets and liabilities and commitments

Accrued liabilities are recognized whenever (i) the Company has current obligations (legal or constructive) resulting from a past event, (ii) when it is probable the obligation will give rise to a future cash disbursement for its settlement, and (iii) the amount of the obligation can be reasonably estimated.

Contingent liabilities are recognized only when it is probable they will give rise to a future cash disbursement for their settlement. Also, commitments are only recognized when they will generate a loss.

j) Employee retirement benefits

The Company has a defined benefit pension plan that covers all of its employees, which is determined based on the employees’ compensations in their final year of service, the number of years they have worked for the Company, and their age at retirement.

Seniority premiums are paid to workers as required under Mexican labor law.

The Company periodically recognizes the liability for seniority premiums and termination benefits based on independent actuarial computations using the projected unit credit method and hypotheses net of inflation. The latest actuarial computation was prepared in December 2012.

The costs (contributions) corresponding to the defined benefit pension plan are recognized in operating results when incurred.

Employee profit sharing is basically computed at 10% rate of the Company’s taxable income and it is presented in the statement of income as an ordinary expense.

The Company calculates termination benefit costs based on Mexican Labor Law and recognizes them in operating results when incurred.

Labor obligations related to retirement benefits are presented net of the corresponding asset. At December 31, 2012 and 2011, the assets related to the defined benefit plans are Ps.18,270 and Ps.16,446, respectively, and the corresponding labor obligations are Ps.19,311 and Ps.15,922, respectively.

k) Exchange differences

The Company’s functional currency is the Mexican peso. Transactions in foreign currency are recorded at the prevailing exchange rate on the day of the related transactions. Foreign currency denominated assets and liabilities are valued at the prevailing exchange rate at the statement of financial position date. Exchange differences from the transaction date to the time foreign currency denominated assets and liabilities are settled, as well as those arising from the translation of foreign currency denominated balances at the statement of financial position date, are charged or credited to the income statement.

I) Income tax

Current-year income tax is recognized as a short-term liability, net of prepayments made during the year.

Deferred income tax is recognized using the asset and liability method. Under this method, deferred taxes are recognized on all temporary differences between financial reporting and tax values of assets and liabilities, applying the enacted income tax rate or flat-rate business tax rate effective as of the statement of financial position date, or the enacted rate at the statement of financial position date that will be in effect when the temporary differences giving rise to deferred tax assets and liabilities are expected to be recovered or settled.

Based on projections of its taxable income, the Company estimates that it will be subject to the payment of income tax in upcoming years and as a result, it calculated its deferred income tax on an income tax basis.

m) New accounting pronouncements

Following is a list of International Financial Reporting Standards applicable to the Company that were not effective at the date of the audit report on these financial statements. The Company intends to adopt these new standards when they become effective and estimates their adoption will have no material effects on its financial information.

•	IAS 1, Presentation of items of other comprehensive income - Changes to IAS 1

•	IAS 19, Employee Benefits (Revised)

•	IFRS 10, Consolidated Financial Statements, IAS 27, Separate Financial Statements.

3. Cash and Cash Equivalents

An analysis of this caption at December 31, 2012 and 2011 and at January 1, 2011 is as follows:

	At December 31				At January 1
	2012		2011		2011
Cash and cash in banks	Ps.	9,200	Ps.	1,896	Ps.	6,051
Investment instruments:
Security repurchase agreements and bank notes (a)		417,212		322,486		283,201
Domestic senior notes (b)		15,018		15,107		15,099

	Ps.	441,430	Ps.	339,489	Ps.	304,351

a)	At December 31, 2012, these investments have maturities of less than thirty days, and an annual rate of return of 4.94% (4.85% at December 31, 2011).
b)	At December 31, 2012 and 2011, these are readily marketable securities that have average annual rates of return of 5.28% and 5.32%, respectively.

4. Related Parties

An analysis of balances due from and to related parties (shareholders) at December 31, 2012 and 2011 and at January 1, 2011 is as follows:

	At December 31				At January 1
	2012		2011		2011
Receivables:
Credit history services:
HSBC México, S.A.	Ps.	26,031	Ps.	23,819	Ps.	17,212
BBVA Bancomer, S.A.		9,703		22,430		15,642
Banco Nacional de México, S.A.		7,194		8,763		6,245
Banco Mercantil del Norte, S.A.		1,565		2,716		741
Scotiabank Inverlat, S.A.		5,404		1,161		3,353
Banco Santander (México), S.A.		1,234		—		—
Santander Hipotecario, S.A. de C.V.		553		—		—
Banco Invex, S.A.		384		—		—
Banco Regional de Monterrey, S.A.		101		100		87
Banco Nacional del Ejército y Fuerza Mexicana, S.N.C.		91		57		77
IXE Banco, S.A.		289		23		50
Banco Inbursa, S.A.		—		14		50
Other		85		220		9

	Ps.	52,634	Ps.	59,303	Ps.	43,466

	At December 31				At January 1
	2012		2011		2011
Payables:
Technical assistance and royalties:
Trans Union LLC	Ps.	34,165	Ps.	11,259	Ps.	99
Trans Union Crif		2,246		5,147		2,433
Fair Isaac		4,653		7,011		2,074
Trans Union Corporation		—		—		68
Other		—		—		89

		41,064		23,417		4,763
Other accounts payable:
Santander Consumo, S.A. de C.V.		1,366		171		—
Banco Inbursa, S.A.		105				—
Banco de Bajío, S.A.		97		66		—
GE Consumo		—		30		—

	Ps.	42,632	Ps.	23,684	Ps.	4,763

An analysis of transactions carried out with related parties at December 31 is as follows:

	For the year ended December 31
	2012				2011
	Revenues		Expenses		Revenues		Expenses
Credit history services	Ps.	499,316			Ps.	494,549
Technical assistance and royalties (a)			Ps.	59,493			Ps.	71,069
Service revenues (b)		42,624				21,540

a)	Paid primarily to TransUnion LLC under a trademark, licensing and IT maintenance agreement.
b)	For the years ended December 31, 2012 and 2011, these expenses relate to administrative and operating services provided to Dun & Bradstreet, S.A., Sociedad de Información Crediticia (affiliate).

On January 1, 2012, the Company entered into an amending agreement to the administrative and operating services agreement, under which the amount paid by the Company for the services received was increased from Ps.1,795 to Ps.3,552 per month.

Related party transactions are carried out based on sound practices and at market values.

5. Property, Furniture and Equipment, net

a) An analysis of this caption at December 31, 2012 and 2011 and at January 1, 2011 is as follows:

	At December 31				At January 1
	2012		2011		2011
Land	Ps.	8,642	Ps.	8,642	Ps.	8,642
Buildings, adaptations and property and leasehold improvements		62,867		56,525		55,575
Computer equipment		151,358		134,695		100,896
Furniture and equipment		10,992		10,977		10,932
Communication equipment		13,974		12,047		8,796
Automotive equipment		4,624		3,556		2,999

		252,457		226,442		187,840
Accumulated depreciation		(143,110)		(119,287)		(104,665)

	Ps.	109,347	Ps.	107,155	Ps.	83,175

b) An analysis of the changes in the Company’s property, furniture and equipment for the years ended December 31, 2012 and 2011 is as follows:

	Balance at December 31, 2011		Additions		Retirements		Depreciation of the year		Balance at December 31, 2012
Investment
Land	Ps.	8,642							Ps.	8,642
Building, adaptations and leasehold improvements		56,525	Ps.	6,342						62,867
Computer equipment		134,695		16,663						151,358
Furniture and equipment		10,977		15						10,992
Communication equipment		12,047		1,927						13,974
Automotive equipment		3,556		1,617	Ps.	(549)				4,624

		226,442		26,564		(549)				252,457

Accumulated depreciation
Buildings, adaptations and property and leasehold improvements		(12,813)					Ps.	(2,669)		(15,482)
Computer equipment		(94,119)						(18,613)		(112,732)
Furniture and equipment		(6,322)						(928)		(7,250)
Communication equipment		(4,733)						(1,181)		(5,914)
Automotive equipment		(1,300)				433		(865)		(1,732)

		(119,287)				433		(24,256)		(143,110)

	Ps.	107,155	Ps.	26,564	Ps.	(116)	Ps.	(24,256)	Ps.	109,347

	Balance at December 31, 2010		Additions		Retirements		Depreciation of the year		Balance at December 31, 2011
Investment
Land	Ps.	8,642							Ps.	8,642
Building, adaptations and leasehold improvements		55,575	Ps.	950						56,525
Computer equipment		100,896		34,090	Ps.	(291)				134,695
Furniture and equipment		10,932		54		(9)				10,977
Communication equipment		8,796		3,255		(4)				12,047
Automotive equipment		2,999		1,892		(1,335)				3,556

		187,840		40,241		(1,639)				226,442

Accumulated depreciation
Building, adaptations and leasehold improvements		(10,199)					Ps.	(2,614)		(12,813)
Computer equipment		(83,527)				286		(10,878)		(94,119)
Furniture and equipment		(5,386)				4		(940)		(6,322)
Communication equipment		(3,988)						(745)		(4,733)
Automotive equipment		(1,565)				982		(717)		(1,300)

		(104,665)				1,272		(15,894)		(119,287)

	Ps.	83,175	Ps.	40,241	Ps.	(367)	Ps.	(15,894)	Ps.	107,155

6. Accrued Liabilities and Other Taxes Payable

An analysis of this caption at December 31, 2012 and 2011 and at January 1, 2011 is as follows:

	At December 31				At January 1
	2012		2011		2011
Accrued liabilities:
Suppliers and creditors	Ps.	26,292	Ps.	18,359	Ps.	7,567
Balances due to customers		3,966		1,373		1,725

		30,258		19,732		9,292

Taxes and others:
Value added tax	Ps.	18,483	Ps.	16,810		15,948
Social security contributions		2,492		2,226		2,055
Income tax withheld from salaries		3,615		2,969		2,775
Other taxes and withholdings		2,561		1,354		1,535

		27,151		23,359		22,313

	Ps.	57,409	Ps.	43,091	Ps.	31,605

7. Expense Provisions

An analysis of changes in expense provisions during the years ended December 31, 2012 and 2011 is as follows:

	Balance at December 31, 2011		Increases		Payments		Reversals		Balance at December 31, 2012
Employee compensation and other benefits	Ps.	32,114	Ps.	36,034	Ps.	33,810			Ps.	34,338
Fees		34,786		86,708		87,824	Ps.	2,346		31,324
Software and licenses		11,062		34,819		29,444		315		16,122
Other		2,639		22,779		19,062		493		5,863

	Ps.	80,601	Ps.	180,340	Ps.	170,140	Ps.	3,154	Ps.	87,647

	Balance at January 1, 2011		Increases		Payments		Reversals		Balance at December 31, 2011
Employee compensation and other benefits	Ps.	28,362	Ps.	34,699	Ps.	26,572	Ps.	4,375	Ps.	32,114
Fees		34,230		56,426		54,193		1,677		34,786
Software and licenses		23,103		30,760		41,488		1,313		11,062
Other		1,932		46,137		44,672		758		2,639

	Ps.	87,627	Ps.	168,022	Ps.	166,925	Ps.	8,123	Ps.	80,601

At December 31, 2012 and 2011, expense provisions consist of expenses incurred or services contracted in the year that will be paid in the following year.

8. Shareholders’ Equity

a) Capital stock

The Company’s capital stock is represented by 19,466,321 common registered shares, issued and outstanding, with no par value, as outlined below. The shares are divided into two series: series “A” shares (70% shares) representing fixed minimum capital, and series “B” shares (30% shares) representing the variable portion of capital stock.

Each ordinary share of the Series “A” and “B” entitles the holder to one vote at general shareholders’ meetings.

In accordance with the Mexican Income Tax Law, capital contributions must be controlled in the so-called Restated contributed capital account (CUCA), which is restated for inflation. If there are capital reductions that exceed the CUCA balance, the difference will be subject to income tax payable by the Company at the tax rate in force at that time.

b) Legal reserve

In conformity with the Mexican Corporations Act, the Company is required to appropriate at least 5% of the net income of each year to increase the legal reserve. This practice must be continued until the legal reserve reaches 20% of the value of capital stock. The legal reserve at December 31, 2012 and 2011 is Ps.3,497.

c) Dividends

At regular shareholders’ meetings held on April 23, 2012 and April 28, 2011, respectively, the shareholders declared the following dividends:

	2012		2011
Dividends declared	Ps.	317,737	Ps.	242,121
Number of shares		19,466,321		19,466,321

Dividend per share (pesos)	Ps.	16.32	Ps.	12.43

The Mexican Income Tax Law establishes that dividends declared from income on which corporate income tax has already been paid shall not be subject to further taxation; therefore, taxable income must be controlled in a so-called Net taxed profits account (CUFIN). Any distribution of earnings in excess of this account will be subject to corporate income tax at the tax rate in effect at that time. The afore-aforementioned dividends did not exceed the Company’s CUFIN balance.

d) Tax balances

At December 31, 2012, 2011 and 2010, the Company has the following tax balances:

	2012		2011		2010
Restated contributed capital account (CUCA)	Ps.	23,766	Ps.	22,949	Ps.	22,107
Net taxed profits account (CUFIN)	Ps.	437,627	Ps.	389,573	Ps.	306,949

9. Income tax Income tax

Income tax is computed considering taxable income minus authorized deductions. These items include certain inflationary effects, such as the restatement of depreciation expense and the effects of inflation on certain monetary assets and liabilities by means of the annual inflation adjustment.

For the years ended December 31, 2012 and 2011, income tax was computed by applying the 30% rate to the Company’s taxable income.

The Mexican Federal Internal Revenue Act for fiscal year 2013 establishes that the corporate income tax rate will be 30%. In addition, the law includes changes to the income tax rate that will take effect as of 2014, as follows:

i)	for 2014 the rate will be 29%

ii)	for 2015 and succeeding years the rate will be 28%

Flat-rate business tax

In 2012 and 2011, FRBT is computed by applying the 17.5% rate to income determined on the basis of cash flows, net of authorized credits represented primarily by compensations and benefits paid to the Company’s personnel.

FRBT is payable only to the extent it exceeds income tax for the same period. To determine FRBT payable, income tax paid in a given period is first subtracted from the FRBT of the same period.

For 2012 and 2011, the Company’s income tax exceeded its FRBT and as a result, the Company calculated its income tax as follows:

	2012		2011
Taxable income of the Company and Subsidiary	Ps.	534,619	Ps.	466,993
Statutory income tax rate		30%		30%

Current year income tax		160,385		140,098
Tax prepayments		(131,501)		(143,597)

Income tax payable (recoverable) (a)	Ps.	28,884	Ps.	(3,499)

(a)	At December 31, 2011, this recoverable balance is recorded in the statement of financial position under the Recoverable taxes and others caption.

An analysis of income tax charged to the statement of income for the years ended December 31, 2012 and 2011 is as follows:

	2012	2011
Current year income tax	Ps. 160,385	Ps. 140,098
Deferred income tax	(12,309)	(4,069)

	Ps. 148,076	Ps. 136,029

A reconciliation of the statutory tax rate to the effective rate recognized by the Company for the years ended December 31, 2012 and 2011 is as follows:

	2012		2011
Income before income tax	Ps.	493,270	Ps.	452,526
Plus (less):
Annual inflation adjustment		(10,947)		(9,529)
Non-deductible expenses		3,828		2,674
Income for tax, not book purposes, fixed assets and other items		7,438		7,759

		493,589		453,430
Statutory income tax rate		30%		30%

Total current-year and deferred income tax	Ps.	148,076	Ps.	136,029

Effective income tax rate		30%		30%

The temporary differences in statement of financial position accounts for financial and tax reporting purposes that give rise to the deferred income tax are as follows:

	At December 31				At January 1
	2012		2011		2011
Deferred tax assets:
Expense provisions	Ps.	34,077	Ps.	22,178	Ps.	19,226
Trade advances		49		218		310
Employee retirement benefits		312		—		—
Property, furniture and equipment		3,662		3,560		2,964

		38,100		25,956		22,500

Deferred tax liabilities:
Prepaid expenses		(900)		(902)		(908)
Employee retirement benefits		—		(157)		(764)

		(900)		(1,059)		(1,672)

Deferred tax asset, net	Ps.	37,200	Ps.	24,897	Ps.	20,828

The Company computed deferred income tax by applying the 30% income tax rate to the principal temporary differences between the accounting and tax values of its statement of financial position accounts, since this is the rate that the Company expects to be the enacted rate at the time most of the deferred income tax assets and liabilities will materialize.

10. Risk Management and Contingencies

- Risk management and contingencies

The Company is primarily exposed to credit, liquidity and market risks, which the Board of Directors reviews and monitors through the Corporate Practices Committee.

Credit risk

Credit risk represents the potential loss from the failure of the customer or financial instrument counterparty to meet all of its payment obligations. This risk is primarily due to cash and cash equivalents and trade receivables.

The Company believes that its credit risk is limited due to the nature of its operations and the profile of its customers, which are mostly shareholders. For the years ended December 31, 2012 and 2011, the Company’s accounts receivable reflect no risk of uncollectability or considerably old accounts and therefore, the Company has not recorded any allowance for bad debts. Company policy is to maintain its surplus cash in demand bank deposits in Mexican banks with strong credit ratings. At December 31, 2012 and 2011, the Company has not identified any risks related to impairment or uncollectability of its cash and cash equivalents.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to cover its financial obligations when they mature. The Company’s goal is to ensure, insofar as possible, that it always has sufficient liquidity to settle its financial liabilities when they mature, under both normal and adverse conditions, without incurring unacceptable losses or putting the entity’s financial position at risk. At December 31, 2012 and 2011, the Company has no financial liabilities and management has the necessary levels of cash in hand to meet its obligations.

Market risk

Market risk is the risk of fluctuation in market prices, such as interest rates and exchange rates.

At December 31, 2012 and 2011, the Company’s foreign currency denominated position (U.S. dollars) is considered immaterial and is USD 3,446 (long) and USD 1,468 (short), respectively. At such dates, the Company is not exposed to any material interest rate risks since it has financial liabilities and its investments in cash and cash equivalents have short-term maturities and are conducted at market rates. The Company does not carry out transactions with derivative financial instruments.

- Contingencies

The Company is party to several civil lawsuits, which according to its lawyers, could result in the Company being ordered to pay damages to the plaintiffs, as well as an award for their pain and suffering. At December 31, 2012 and 2011, the amounts of these civil lawsuits cannot be quantified since the cases are still in the litigation stages; however, the possible effects are considered to be immaterial.

11. First Time Adoption of International Financial Reporting Standards (IFRS)

The main effects on the Company’s financial information resulting from its first time adoption of International Financial Reporting Standards are as follows:

- Adoption date (January 1, 2011)

	2011				2011
	Mexican FRS		Adjustments		IFRS
Current assets	Ps.	383,893	Ps.	—	Ps.	383,893
Property, furniture and equipment (Comment 1)		88,792		(5,617)		83,175
Deferred income tax (Comment 4)		21,878		(1050)		20,828
Deferred employee profit sharing (Comment 2)		750		(750)		—
Employee retirement benefits		—		2,546		2,546
Other assets		748		—		748

Total assets	Ps.	496,061	Ps.	(4,871)	Ps.	491,190

Short-term liabilities:	Ps.	132,998	Ps.	—	Ps.	132,998
Employe retirement benefits (Comment 3)		7,321		(7,321)		—

Total liabilities		140,319		(7,321)		132,998

Shareholders’ equity:
Capital stock (Comment 1)		24,559		(8,559)		16,000
Legal reserve (Comment 1)		4,912		(1,415)		3,497
Retained earnings		326,271		12,424		338,695

Total shareholders’ equity		355,742		2,450		358,192

Total liabilities and shareholders’ equity	Ps.	496,061	Ps.	(4,871)	Ps.	491,190

- At December 31, 2011

	2011 Mexican FRS		Adjustments		2011 IFRS
Current assets	Ps.	448,887	Ps.	—	Ps.	448,887
Property, furniture and equipment (Comment 1)		112,485		(5,330)		107,155
Deferred income tax (Comment 4)		25,388		(491)		24,897
Deferred employee profit sharing (Comment 2)		939		(939)		—
Other assets		689		—		689
Employee retirement benefits (Comment 3)		—		524		524

Total assets	Ps.	588,388	Ps.	(6,236)	Ps.	582,152

	2011				2011
	Mexican FRS		Adjustments		IFRS
Short-term liabilities:	Ps.	149,584	Ps.	—	Ps.	149,584
Employee retirement benefits (Comment 3)		7,383		(7,383)		—

Total liabilities		156,967		(7,383)		149,584

Shareholders’ equity:
Capital stock (Comment 1)		24,559		(8,559)		16,000
Legal reserve (Comment 1)		4,912		(1,415)		3,497
Retained earnings		401,950		11,121		413,071

Total shareholders’ equity		431,421		1,147		432,568

Total liabilities and shareholders’ equity	Ps.	588,388	Ps.	(6,236)	Ps.	582,152

The comments on the captions shown above are as follows:

Comment 1: This adjustment corresponds to the elimination of the accumulated effects of inflation on the Company’s financial information, which the Company recognized on non-monetary items under Mexican FRS through December 31, 2007. Under IFRS, the economic environment the Company operates in is not considered inflationary and so the Company is not required to recognize the effects of inflation on its financial information.

Comment 2: Under Mexican FRS, entities are required to calculate and recognize deferred employee profit sharing, which is not addressed under IFRS.

Comment 3: Under Mexican FRS, the Company is required to recognize labor liabilities related to termination benefits payable under the Mexican Labor Law to employees who leave the Company for reasons other than retirement. These labor obligations are addressed by under IFRS.

Comment 4: Effect of deferred income tax on the above-mentioned adjustments.

Comment 5: In 2011, the above-mentioned adjustments also affected the income statement, but only in the Operating and administrative expenses caption, which is why the complete statement of income is not provided below to show the changes in the income statement corresponding to the adoption of IFRS. These cumulative adjustments represent a net decrease of Ps. 1,303 in the net income. An analysis of these adjustments is as follows:

For the year ended December 31, 2011
	Net income for the year		Operating and administrative expenses
Balance under Mexican FRS	Ps.	317,800	Ps.	385,449
Plus (less):
Effects of inflation		287		(287)
Employee benefits		(1,960)		1,960
Deferred employee profit sharing		(189)		189

		315,938	Ps.	387,311

Effect of deferred income tax		559

Net balance under IFRS	Ps.	316,497